Exhibit (d)(42)(i)

BRIGHTHOUSE FUNDS TRUST I

AMENDMENT NO. 1 TO THE INVESTMENT ADVISORY AGREEMENT

(AB International Bond Portfolio)

This Amendment No. 1 to the Investment Advisory Agreement (the “Agreement”) dated November 13, 2019, by and between Brighthouse Investment Advisers, LLC (the “Adviser”) and AllianceBernstein L.P. (the “Subadviser”) with respect to AB International Bond Portfolio, a series of Brighthouse Funds Trust I, is entered into effective as of November 1, 2020.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Schedule A is amended in whole to read as follows:

Percentage of average daily net assets:

AB International Bond Portfolio	0.220% of the first $500M
0.200% of the next $500M
0.180% of the next $500M
0.160% of the excess over $1.5B

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of November 1, 2020.

/s/ Kristi Slavin
Kristi Slavin
President, Brighthouse Investment Advisers, LLC

/s/ Matthew S. White
By: Authorized Officer
Matthew S. White
Assistant Secretary, AllianceBernstein L.P.